                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT C0MPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                         -----------------------------

Name: WARBURG, PINCUS EUROPEAN EQUITY FUND, INC.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              466 Lexington Avenue
                         New York, New York 10017-3147

Telephone Number (including area code): (212) 878-0600

               Name and address of agent for service of process:

                              Mr. Eugene P. Grace
                   Warburg, Pincus European Equity Fund, Inc.
                              466 Lexington Avenue
                         New York, New York 10017-3147

                                   Copies to:

                            Rose F. DiMartino, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                         New York, New York 10019-6099

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 20th day of July, 1998.

                         WARBURG, PINCUS EUROPEAN EQUITY FUND, INC.


                         By: /s/ Eugene P. Grace
                            ------------------------------------
                             Eugene P. Grace
                             Vice President and Secretary


ATTEST:

By: /s/ Janna Manes
   ---------------------
   Janna Manes
   Assistant Secretary